Exhibit 99.1

FLOW INTERNATIONAL CORPORATION

Q3 2006 Conference Call

March 15, 2005, 1:00 p.m. E.S.T.

The transcript of prepared remarks and question and answer session set forth below contain forward-looking statements relating to increasing operating margin, production capacity, and recognition of waterjet’s advantages for the aerospace and other industries. These statements are only predictions and actual results could differ materially based on a number of risk factors, including those set forth in the January 31, 2006 Flow International Corporation Form 10-K/A (Amendment #2)Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this transcript. The Company is under no obligation, and does not intend, to update any of the forward looking statements in this transcript.

Operator	Good morning, ladies and gentlemen, and welcome to the Flow International Corporation Third Quarter 2006 conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during today’s conference please press the star followed by the zero. As a reminder, this conference is being recorded Wednesday, March 15, 2006.

I would now like to turn the conference over to Mr. John Leness. Please go ahead, sir.

J. Leness	Thank you. I’m John Leness, Flow International’s Secretary and General Counsel. With me this morning are Stephen Light, Flow’s President and CEO, and Doug Fletcher, Chief Financial Officer.

A couple of reminders. This call is being recorded and broadcast live and also this call will include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. During the call we will provide selected financial and performance results for the third quarter of fiscal 2006. Any statements about future events, trends, risks and plans should be considered as forward-looking statements. These are based on current expectations only. Actual results may differ from these forward-looking statements and are subject to risks and uncertainties as are detailed in our public filings with the Securities and Exchange Commission.

For additional discussion on the principal factors that may cause actual results to be different, please refer to our filings including our 10K and 10Qs. Flow takes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

With that introduction, I’ll turn the call over to Stephen Light.

S. Light	Thanks, John, and hello, ladies and gentlemen. For those of you who have access to the press release we issued last night, you’ll recognize that the company had another quarter of improving operating performance which was partially offset by non-operational charges including some related to the rapid rise in the company’s stock price. Those include the PIPE warrants and the acceleration of the Key Executive Retention Program, or KERP. I’m very pleased that on February 22, 2006, the PIPE shares were declared effective. We appreciate the patience of the PIPE investors throughout this difficult period.

While Doug Fletcher will provide details of our financial results and the accounting treatment of the PIPE warrants, I want to comment on the continued growth of both revenue and gross margins as well as the health of the markets we’re operating in. I’ll cover the markets first.

Global utilization of waterjet-related equipment continues to expand as customers recognize the benefits the technology brings to their businesses. The market’s adoption of our composite cutting machining centers resulted in our receipt of a second multimillion-dollar order from Airbus, in this case to be used to machine A-350 wing spars and stringers. The machine will be installed in Airbus’s Wing Center of Excellence facility in Filton, the U.K., in about a year.

Quotation activity for Aerospace remains brisk for machines related to the 787, the A-350 as well as other commercial and military aircraft. In an article attributed to Boeing and published by High Performance Composites this week, Boeing reiterated its bullish posture on the Asian aircraft market. Here are some of their statistics. Asian air travel to grow at 6% per annum through 2027; 7,200 new commercial aircraft for the Asian market by that same year, 2027; 540 will be regional jets; 3,690 will be narrow aisle aircraft in the size range of the 737; 2,430 mid-sized airplanes in the class of the 787 and the 777; and 510 747 class or larger aircraft.

These numbers explain why Boeing announced the formation of their next generation 737 aircraft team two weeks ago. Their mission is to decide on the configuration of the basic design of the 737’s replacement. It’s not a coincidence that Airbus has announced a similar plan for their replacement for their A-320 class aircraft. We expect these aircraft to be manufactured from lightweight composites and that consequently we could receive significant orders from both companies.

Our biggest challenge in the aerospace composite market will continue to come from our government’s slow visa process for foreign visitors and its arcane export control bureaucracy which when taken jointly prevent or retard our sales to interested foreign countries.

Moving away from aerospace. We’ve begun to identify the ground transportation-related composites opportunities we’ve anticipated on recent calls. A recent industry press release detailed the U.S. Army’s plans to build three composite Humvees to evaluate the use of lightweight materials for ground systems. As part of our research we’ve also learned of another military program to convert the cab of one of the Army’s trucks to composite. While we’ve provided waterjets to defense contractors to cut armor plate and other metallic parts for quite some time, we’re optimistic these experimental programs are indicative of a new direction, one that holds good promise for Flow’s robotically controlled composite cutting waterjet system.

I know many of you have been curious about the status of our newest electronics industry product, the Flow Asia-developed Nanojet flash memory cutting system. Demand continues to be very strong. We’re receiving customers for systems demonstrations on a very regular basis. Machines already installed in several customer facilities are fully functional and producing at or above advertised production rates. We presently have orders from three flash memory card manufacturers with the largest order to date from SanDisk, and expect further orders from new customers in the near future.

Meanwhile, orders for standard machines are also robust with no singular market segment outpacing any other. However, we’re preparing for two industry trade shows including the early April Coverings Show in Orlando, Florida where we will introduce yet another paradigm changing machine to the countertop, floor and wall coverings market. You may recall this industry represents approximately 30% of new machine sales. This machine, which we’ve named the Stonecrafter, will include the industry’s first 87,000 psi waterjet pump and will cut natural stone and manmade countertop materials more than 30% faster than current waterjets while using 40% less garnet. Existing stone processors who adopt the Stonecrafter will realize increased capacity with reduced operating expense.

This machine was developed by a joint industry Flow team to optimize existing technologies for the specialized demands of countertop makers. Simultaneously, the 87,000 psi pump’s cutting ability will set a new benchmark for all future waterjet machines. To our knowledge, Flow’s 87K pump is the only waterjet pump on the market capable of these operating pressures. Typical waterjet machines operate at 60,000 psi or below.

As I begin to discuss revenue for the quarter, please remember that the third quarter has historically been our slowest. This year’s Q3 as compared to last year’s which benefited from 2004’s biannual International Manufacturing Technology Show, or IMTS, North America’s largest machine tool show. The next IMTS will be held this coming September in our fiscal 2007.

As a result of favorable market conditions and product initiatives, demand for our new systems remains strong and thanks to high machine utilization rates, our consumable and spare parts business is also seeing robust demand. Sample growth rates comparing Q3 of fiscal ‘05 to this year’s third quarter are: North American Waterjet up 18.3% on the strength of aerospace systems deliveries now being installed at our Japanese customers; Europe up 18.8% in spite of strong appreciation of the U.S. dollar against the Euro which makes our U.S. built product more expensive than its competitors; Asia up 19.8% and while small, our South American operations increased revenue 28.2%.

Our applications group, also known as the “other” segment, saw revenues decline 16.7% as we’re still comparing this business against the 2005 consolidated results, which included our now closed robotics division. We will continue to see this measurement aberration until Q1 of 2007 as we operated the robotics division through Q4 of 2005.

On a consolidated basis, revenue grew 13.8% for the third quarter versus prior year. Excluding the other segment, waterjet revenues grew 18.8%. I’m pleased with this revenue growth for our slowest quarter.

System backlog at the end of the quarter was a very healthy $52.6 million inclusive of the recently announced second machine order from Airbus and Asia’s new Nanojet. For competitive reasons we will not provide a more detailed breakdown than that.

Consumables and spares revenue grew to $12.7 million on the strength of continued high machine utilization of equipment and more systems in the installed base. This amount compares very favorably to last year’s third quarter in which we reported $12.4 million of revenue, including sales of approximately $1 million of garnet, which we no longer sell. You will recall we sold our garnet distribution operation to Barton Mines which was recognized as other income in Q2. Adjusting for this change and the recognition of the per-machine payments from Barton provided in the agreement, global spare sales are up approximately 7%, consistent with fleet growth. Spares sales in North America, where our earliest sales optimization programs were implemented, increased more than 20%.

Now let’s talk about margins. As a result of paying attention to our supply chain process, where we’re globally sourcing materials we need from Mexico, China and Eastern Europe, favorable mix in Asia where Nanojet is sold, and good contract change management in our aerospace business unit, consolidated gross margin on sales improved from 38% in the prior year’s third quarter to 42.5% this quarter. Europe’s margins were down only one point to 35% in spite of cost increases related to unfavorable currency variation. You’ll recall that the dollar and Euro have changed valuation by about 20% this year.

Moving now to operational topics, I want to comment on some key events and some of the substantial cost increases we’ve experienced. During the quarter and following the completion of our work on the shares registration process, the company dismissed its independent registered public accounting firm and retained Deloitte & Touche. We’re pleased to have a firm of their caliber and capabilities. The cost impact of the regular quarterly audits, the S-1, SOX compliance work and other numerous public filings was reflected in the more than $850,000 charged by our auditors during the quarter.

Additionally, we accelerated payment of the company’s Key Executive Retention Program, or KERP, a program which I asked the Board to institute when I joined the company in January 2003. I asked for this program in order to hold the management team together until we could affect the company’s turnaround. When the program was established, Flow’s stock was trading at $2.50 per share and falling. With outside help we designed a program that was heavily stock compensation-based and planned to vest over 42 months disgorging payments in January 2007. However, the completion of the turnaround occurred sooner than anticipated and in our best judgment it is in the company’s best interest to pay these non-performance based awards now to reduce the negative impact of escalating stock price on earnings. As a result, we’ve taken a charge of approximately $1.5 million in the quarter. Following this action, mostly all compensation programs for the executives are now performance based.

Sales and marketing expense increases reflect increased commission expense consistent with higher revenues while increased R&E expenses relate to our expanded new product development investment. These new core waterjet products have already begun to enter their target markets.

Ongoing litigation expense, audit fees and consulting fees related to Sarbanes-Oxley contributed approximately $1.4 million to the nearly $4 million increase in SG&A over the prior year quarter. While we expect the Sarbanes cost to decrease as we enter the second year, legal fees and other non-SOX consulting may continue for quite some time as we begin to work on much needed information technology upgrade projects.

Finally, before turning the call over to Doug, I want to inform you that we’ve withdrawn our Applications Group, what we call the other segment, from divestiture consideration. We’ve done this not because of a lack of interest in the business but because the management team there has identified a significant role for the unit in our core waterjet business. We believe robotic waterjet applications, the core capability of the Applications Group, will be a significant contributor to the future ground based composite transportation system I’ve described earlier. The capability they’ve developed to deploy low cost, five and six axis systems will assure our competitive position in this soon to emerge market.

Now I’d like to introduce Doug Fletcher, Flow’s Chief Financial Officer, to provide details of our financial performance and condition.

D. Fletcher	Thanks, Stephen. And again, thanks to everyone for joining us this morning. We’re very pleased to be reporting our January results to you as a timely filer with no restatements or accounting delays and with the S-1 effective. Again, we thank all of you for your patience with us while we completed this process.

And we’re also very pleased to report another solid quarter of top line growth and cash flow generation. The quarter now marks our tenth consecutive quarter of operating profit. Bottom line results were impacted by noncash expenses that were tied to increases in the stock price during the quarter and continuing high professional fees related to public filings including the S-1, Sarbanes-Oxley compliance and ongoing litigation. I’ll get into those expenses more in a moment.

Sales for the quarter were up 14% and 13% for the nine months versus the prior year as most areas of our business experienced growth with just a few exceptions, notably the automobile market. This is typically our weakest quarter, as Stephen mentioned, from a seasonal perspective, and we are very encouraged with the revenue performance from strong systems sales.

As a reminder, everything we talk about today applies to continuing operations and does not include results from our Avure business, which we divested on October

31, 2005. Flow operations now consist of North American waterjet, Asia waterjet, other international waterjet and our Other segment or our Applications Group or as cold power Applications Group. Additionally, we report total system sales, which include sales of machines for shapecutting and cleaning and consumable parts and services for waterjet systems in the marketplace.

Global waterjet system sales were up 19% from the prior year quarter and accounted for 73% of total revenues. These results were driven primarily by ongoing strength of our global shapecutting sales as well as robust aerospace market. Sales from consumable parts and service were up 2% for the quarter and, as Stephen mentioned, this growth was impacted by the sale of our garnet business that closed on August 26, 2005. As mentioned previously, we decided to sell the garnet business because of its relatively low margins.

North American waterjet sales increased 18% during the quarter to $25.3 million and accounted for 53% of total revenues. North American sales were driven by strong aerospace growth and continued expansion of our shapecutting business. You’ll note that last month we announced the second multimillion dollar deal with Airbus, this one in relationship to the recently launched Airbus 350 program and coming on the heels of an earlier multimillion dollar contract with Airbus U.K. from December.

Looking outside North America, waterjet sales in Asia increased 22% to $7.2 million on continued strong demand from the electronics industry offset by slower growth in Japan. Waterjet sales to our other international segment which includes primarily Europe and South America were up 20% during the quarter to $9.8 million driven by increased shapecutting sales.

The segment that we call Other, or the Applications Group, shows the impact of the ongoing sluggishness of the automotive market. Sales in the Other declined 17% to $5.3 million in the quarter as a result of that sluggishness, as well as from the closing and consolidation of our Wixom, Michigan facility into our Burlington, Ontario operation.

As Stephen mentioned, backlog as of January 31, 2006 stood at $52.6 million. That is up from $47.1 million at the end of Q2. This amount represents orders for standard systems that ship within our normal lead times of one to three months and orders for aerospace systems that have up to 15 month lead time. Revenue on aerospace projects are recognized on a percentage of completion basis and the backlog amount includes orders less revenue recognized on projects in progress.

Turning to margins, gross margins remained very healthy at 42% which is up substantially from 38% in the year ago quarter and just slightly off what we reported in the October quarter. We continue to benefit from lean manufacturing and global supply chain initiatives discussed on previous conference calls. As sales continue to grow in North America, we benefit from the economies of improved cost absorption related to shapecutting and aerospace sales. In addition, product pricing and product mix has improved our Asian margins and stronger sales in general in our other international markets along with a tight rein on cost have improved gross margin in those regions; and this despite some negative impact of FX in Europe.

Turning to operating expenses. As a percentage of revenue, operating expenses represented 39.6% of revenues during the quarter compared to 33.9% in the year ago quarter and 33.5% in the October quarter. The primary reason for the uptick are increases in professional fees, the cost of the Key Executive Retention Program that Stephen mentioned and increases in sales and marketing and research and engineering to support our core growth and product development.

Professional fees include legal, accounting and consulting fees. Those were up $1.4 million in the quarter to $2.3 million versus last year. These costs related to work of our public filings including the S1, the annual audit, SOX 404 compliance and our ongoing litigation. Although we expect those costs to come down, especially with SOX 404 next year, it is difficult to predict what a normal level for these fees will be.

Our costs tied to retention incentive programs were $2.1 million during the quarter, up from $164,000 in the prior year, driven mainly by the cost of the Key Employee Retention Program of $1.5 million. As mentioned in the press release, $427,000 of that amount was tied to increased stock price during the quarter while $900,000 was related to the acceleration of that program.

Sales and marketing expenses were up 13% as a result of increased sales volume and continued investment to raise awareness of waterjet applications globally. Overall, sales and marketing expenses were 17.6% of revenue, about equal to the prior year. We have made a big investment in new sales personnel and expect increased productivity as they gain experience.

Research and engineering expenses were up 48% during the quarter as a result of increased work to support our new product development. Overall, research and engineering represented 4.4% of revenue, up from 3.3% in the prior year. We do very little pure R&D that is not customer funded. Our increase in R&E is driven more by product expansions and modifying shapecutting systems to industry specific applications like electronics and stone and tile that Stephen mentioned.

Last quarter we did not expect to incur any additional restructuring expenses related to the closing and relocation of our Wixom, Michigan facility. However, we did incur this quarter an additional $76,000 related to delays in subleasing the Wixom facility. Like many companies, we have been impacted by the severely depressed conditions of the Detroit market and a surplus of lease space.

Operating income for the quarter was $1.4 million, down from $1.7 million in the prior year. Operating margin was 3%, down from 4% in the prior year. Our strong top line performance was offset by increased professional fees and the cost of the Key Employee Retention Program, as previously mentioned. During the quarter we incurred an additional noncash charge of $2.1 million for the fair value adjustment of the PIPE warrants.

For nine months, we have incurred a total of $7 million in noncash charges related to the fair value adjustment of the PIPE warrants. In February, with the S-1 being declared effective, we no longer have to revalue the PIPE warrants. The impact in the fourth quarter should be less than $100,000 of additional expense. The total liability on the balance sheet of approximately $13.6 million will be reclassed to equity in Q4.

We recorded net interest income of $22,000 for the quarter for the first time in memory. This was driven by our increased cash balances and interest on the $8 million note from the sale of Avure. This note was collected this week.

Net loss for the quarter on a GAAP basis was $2.3 million or a negative 7 cents basic and diluted loss per share. As we indicated in the press release, the increase in Flow stock price had a significant impact on the company-reported results for the three and nine months ended January 31, 2006. Excluding the effect of the stock price appreciation during the quarter on the Key Executive Retention Program of $427,000 and the fair value adjustment of the warrants issued in the PIPE transaction of $2.1 million, proforma net income would have been $230,000 or 1 cent per diluted share.

For the nine months ended January 31, 2006, including the impact of the discontinued Avure business, GAAP net loss for the nine months ended January 31 was $1.3 million or a negative 4 cents per basic and diluted loss per share. Excluding the effect of the stock price appreciation during the nine months ended January 31, 2006 on the Key Employee Retention Program of $1.4 million and the fair value adjustment of the PIPE warrants of $7 million, proforma net income would have been $7.1 million or 20 cents per diluted share. As you can see, our stock price appreciation has had a significant effect on reported results. Included in the press release is a reconciliation from our reported GAAP numbers to the proforma numbers as we’ve noted above.

Turning now to the balance sheet. We exited the quarter with $27.3 million in cash, which is up $13.4 million from April 30, 2005. Not only is this now the third consecutive quarter in which our cash balance is higher than our outstanding debt, we now have nearly $11 million more in cash on the balance sheet as of January 31, 2006 than we have debt which is a dramatic turnaround from where we were in the not so distant past.

Net receivables also continued to show improvement and stood at $25.3 million at the end of the quarter compared to $38.3 million at April 30th and $28.2 million at the October quarter. This improvement is largely the result of the Avure divestiture.

DSO, days sales outstanding, were 52 days compared to 55 days as of October 31 quarter. Approximately 35% of our revenues are generated offshore where payment terms tend to be longer than experienced domestically.

Inventories decreased to $20.2 million at January 31 compared to $24 million at April 30th primarily again as a result of the Avure divestiture.

Total debt at January 31 was $16.3 million including $9.5 million under our $30 million domestic revolving credit line. We were in compliance with all our covenants at January 31st.

A note on the material weaknesses, which we have discussed on previous conference calls and in our filings. We noted in a January filing that we have retained the services of Deloitte & Touche as the company’s independent registered public accountant. Working with Deloitte, our remediation of these weaknesses remains ongoing and we are making progress. In particular, we continue to spend significant internal and external resources on our SOX 404 compliance efforts to assure that we are compliant for fiscal 2006.

With that, I will turn the call back to Stephen.

S. Light	Thanks, Doug, for the details of the report and also for the terrific work in completing the shares registration. What a challenge that proved to be.

I hope at this point that everyone recognizes that Flow’s operating performance continues to improve while we manage our way through our first year of SOX compliance, an auditor change and the current accounting of the PIPE warrants.

As I look ahead over the next periods, I’m optimistic that our continuing performance improvement bolstered by our new product introductions in many markets including aerospace, electronics, surface preparation, ground transportation and job shops and coupled with continued solid cost control initiatives will deliver these improved results to the bottom line.

Operator, we’re ready for the questions. Thank you.

Operator	Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment for our first question.

Our first question comes from Steve Denault with Northland Securities. Please go ahead.

S. Denault	Good morning, everybody.

Management	Good morning, Steve.

S. Denault	I want to try to get a little bit better sense of SG&A. The KERP program, did you incur $400,000 in the quarter or was it $1.5 million in the quarter?

S. Light	$1.5 million, Steve.

S. Denault	Okay $1.5, so that obviously goes away going forward?

S. Light	Right. There’s a small charge of a few hundred thousand dollars that will be in Q4.

S. Denault	There was a noncash adjustment to the valuation of the warrants of $2.1. That obviously goes away.

S. Light	Right.

S. Denault	Of the, it sounded like incremental $1.4 million in professional, legal, consulting, Sarbanes-Oxley, what ... I mean it sounds ... how much of that do you think is truly, can go away? I know the SOX thing shouldn’t be quite the burden that it’s been in the past year.

D. Fletcher	Steve, we can’t give you that kind of guidance. That would be purely speculative on our part.

S. Denault	So it’s safe to assume that that would stay at those levels going forward?

D. Fletcher	I just have to repeat my answer.

S. Denault	How much aerospace revenue did we realize in the quarter?

D. Fletcher	Give us one second here. $4.942.

S. Light	$4.942 million dollars.

S. Denault	Okay and is that recognized within North America waterjet?

Management	Yes.

D. Fletcher	In that segment.

S. Denault	So absent that, the balance of the markets or channels were a little bit flattish?

S. Light	No. Quite the contrary.

D. Fletcher	That’s the gross, Steve. That was the total for the quarter.

S. Denault	$4.9 million.

S. Light	The total aerospace business for the quarter.

S. Denault	Right, but if I back that out in that it’s incremental, your core business within North America was flat.

S. Light	Well, you have to compare that to the prior year, and prior year aerospace was $1.15 million so there’s about $3.6 million or $3.7 of growth in aerospace. There is shrinkage in the Other segment where we consolidated the robotics division which was operating last year. If you’ll bear with me one second I’ll be happy to give you that number.

In the third quarter the Other segment reported $5.3 million of revenue versus $6.3 last year, so we had revenue shrinkage in the automotive related business that we shut down up in the Detroit area.

We see substantial growth. For example, and I’ll reiterate the remarks I made in the prepared script. North American Waterjet is up 18.3 and you see that in aerospace. Europe is up 18.8 and commenting on Europe, the effect of the change in currency increases the cost and subsequently the price of the machines that we sell in Europe, so an increase of 18.8% in system sales we think is really terrific. Asia is up 19.8% in system sales. Significant contribution of that 19.8 coming from Nanojets but not the total increase.

We’ve also had good activity in one of the new products that I mentioned right at the end, in surface preparation. We are now manufacturing surface prep equipment in our Taiwanese facility where all of that equipment had previously been manufactured in the U.S. We take advantage of reduced freight, reduced labor costs, access to the market and frankly a locally manufactured engine which reduces cost. And also South America saw 28% growth, so we’re seeing very substantial systems growth.

S. Denault	But if I just pick on specifically, as your segment revenue breakdown, North American waterjet, $25.3 million. If I back out the incremental aerospace business, I had kind of a flat North America Waterjet business.

D. Fletcher	Steve, you also have to adjust for, as Stephen mentioned, the spares impact of the garnet business as well.

S. Denault	What was that?

D. Fletcher	About a million dollars.

S. Light	Approximately a million dollars.

S. Denault	Perfect. Thank you.

S. Light	Yeah I would ... to expand just a little further on that, we typically see third quarter as our slowest quarter and a good way of looking at that is the number of work days that we expect our customers to be open. In the second quarter, for example, they typically operate about 65 days, so that gives us that period of time in which to get engaged with them. During the holiday period that number is 59 days or less so about a 10% reduction in days that we can get engaged with the customer.

And also of course the comment that I made about the International Manufacturing Technology Show. In 2005 we received, and I forget the exact number but north of, above 300 leads for machines and actually booked 25 orders at the show. Now that’s a biannual show, it’s coming in September. We are very optimistic about our ability to repeat that performance at this year’s show. So when we compare Q3 last year, which had one, to Q3 this year which didn’t have that halo if you will or the carry over of leads, we think that our performance in Q3 in North America has been quite good.

Operator	Sir, do you have any further questions?

S. Denault	No, I’m finished. Thank you.

Operator	Thank you. Our next question comes from Michael Horwitz with Pacific Growth Equities. Please go ahead.

M. Horwitz	Hi, fellas.

Management	Good morning, Michael.

M. Horwitz	I’m actually traveling overseas so bear with me as I try to get through all this.

S. Light	We don’t know much about that situation.

M. Horwitz	Right. A lot of information here. Maybe just to round out Steve’s questions, you have mentioned before some operating margin targets as the years go forward.

S. Light	Yes.

M. Horwitz	Can you reiterate or let us know where you stand on those kinds of targets and how you might get there? What I’m talking about is your double digit operating margin targets.

S. Light	Well, I think the two bits of guidance we’ve provided on that is that we expect to be double digit in the fourth quarter of this year. We’ve said that now consistently for about a year and that we target our 2010 range to be mid-teens. We have absolutely no reason to change our feelings about either of those numbers.

M. Horwitz	Perfect. So that’s a nice segue into the quarter that we’re in right this moment. You were at an investment conference not too long ago and I think you gave quite a bit of detail about your Nanojet business and about your capacity on a monthly basis for Nanojet. Maybe you could run through that for me a little bit. I guess maybe the numbers I was working with have you sold out through this quarter, which ends April 30th, and then the following quarter. So can you update us there?

S. Light	The Nanojet business continues to be very solid. Our Asian operation is busy building the machines that we have in backlog and on a very regular basis providing new equipment demonstrations. We are showing the machine now outside of Taiwan for the first time. We’re providing presentations for that. We have not transported a machine around. Of course everything that we’re building is sold. We see very strong interest in the machine and growth opportunities, not only in the machine’s current configuration but in customer-specific configurations that are being requested in which we feel we can satisfy.

M. Horwitz	Is that safe to say that it could be outside of just flash memory?

S. Light	We are looking at applications cutting small, high precision parts because of course this machine changes the tolerance paradigm. I’d rather restrict what I tell you about where we’re going with the machine in the markets for competitive reasons.

M. Horwitz	How about this: because you’re manufacturing it over there, is it safe to say this is better than corporate gross margins for this machine?

S. Light	Yes. I’d confirm that.

M. Horwitz	Did you give a capacity on a monthly basis number or how many of these things you can make in a year or any color there?

S. Light	We think we can do about 10 a month.

M. Horwitz	10 a month? And are you sold out?

S. Light	I won’t answer that. We’ve addressed that by providing a backlog number of $52.6 million at the end of the quarter.

M. Horwitz	Fair enough. Moving on to automotive, or the apps business, which you’ve decided now not to sell which is intriguing to me considering it obviously didn’t have another great quarter here. Can you explain how that plays out a little further? I’m very intrigued with the ground transportation commentary and maybe a little color there on how you see that market developing and what these guys might be creating that want you to keep this business?

S. Light	Let me first address the comment about not a great quarter. We made the decision last year to collapse the Flow Robotics Division headquartered in Wixom, Michigan into a business we call the Flow Automation Division which is headquartered in Toronto. Flow Robotics was about a third of the total segment’s revenue so when we made that decision we knew we were going to walk away from that kind of volume. The reason we made the decision to exit that is the automation business itself is first highly competitive and second, very difficult to make a buck in. You bid low and then change traffic, issues with system design, issues with part quality, have typically consumed the margins.

Not to rehash what happened to us last year but you may recall that we had a Harley-Davidson contract, we had a Grupo Antolin contract, we had a contract with a company named Green Tokai in which we literally lost our shirts. None of those contracts had anything to do with water. So we made the decision to shut that business down, package the unit for sale and set about to do that and you’ll recall that a few quarters ago we announced we had retained an investment banker.

That process was underway but the management team of that division recognized over a period of time that their ability to make robotically controlled, and when I talk about robotically controlled, now I mean the typical thing you see on television with a robotic arm with a welding torch in the tip, that division figured out how to do that with water and had been doing a business there over the years in carpet cutting for automobile carpets. That’s not a big business but it’s a nice business, it’s high margin and good consumables.

What has happened to cause us to rethink that decision is the recognition that while high strength composites are making a big splash in aerospace, the same logic for why that’s occurring is now coming down onto the ground. A contract that really awoke us to this was a recent Army award to AM General, the manufacturer of the Humvee for the production of three carbon fiber Humvees. The reason for this is that the Humvee as applied in the Gulf has gained a lot of weight. The maneuverability has been sacrificed. That’s a problem for the guys riding in it. A lightweight Humvee made out of carbon fiber or other kinds of composite would be a very complex three dimensional shape, not the kind of thing that we could cut with one of our big waterjets or aerospace waterjet machines and not at a price point, frankly, that could afford a $7 million machine as some of these wing machines are.

The application is ideal for robotics; we’re intimately engaged in developing that process. We’ve run first samples for customers in that lightweight ground transportation space and we see a significant acceleration in the adoption of lightweight materials onto ground transportation.

You may recall in the conference a month ago or two months ago that I commented about imagine the potential of an 18 wheel tractor cab that weighed 500 pounds less than a cab today and what that might mean in fuel efficiency and billings for the tractor operator. We think that’s beginning to play out and the robotics business that we exited, now consolidated into the applications unit gives us the entry, in fact a terrific position in entering that market.

We have the software knowledge, we have the hardware knowledge, we know how to cut these things, we know how to cut them with robotics. Those would be high volume. For example, the production rate of the Hummer is estimated at 110 a day. That speaks volumes to consumption of consumables. We like that space. We don’t want to get out of there before we really understand it.

M. Horwitz	Okay. good.

S. Light	We’re keeping that division. Sorry for the long answer.

M. Horwitz	No, no. That’s helpful. I want to understand that better. Your consumables revenue, obviously a lot better in North America as you’ve got the website and other issues like that going. When’s the website in Europe getting going and what do you expect us to see there?

S. Light	The website in Europe goes up in April and I’d expect to see the same kind of response. More than 50% of our revenue in North American consumables now comes in through the web. It’s a very efficient way for us and our customers.

M. Horwitz	Then lastly market share. I would assume as you start shipping Airbus product and Nanojet product, your market share numbers around the world are going to go up. Do you have any comment there?

S. Light	I really don’t have a comment on that. What I will say is we’re not aware of any other waterjet company providing a machine to either of those two big aircraft programs.

M. Horwitz	Perfect. Thanks, Stephen. Thanks, Doug.

S. Light	Thank you.

Operator	Thank you. Our next question comes from Barry Kitt with Pinnacle Fund. Please go ahead.

B. Kitt	Good morning, Stephen, and good morning, Doug.

Management	Hi, Barry. Good morning, Barry.

B. Kitt	Hi. Let’s see, just a couple of things. Did you say the backlog was $52.7 million?

D. Fletcher	$52.6 precisely.

B. Kitt	$52.6. Am I correct that the backlog on December 20th as announced was $27 million?

S. Light	I think it was slightly higher.

D. Fletcher	Barry, what I said in my remarks, we wanted to compare it back to the end of the quarter Q2 and that was the number that I gave you which is (let me make sure I get back to this). We went from $52.6 million, we’re up to $52.6 million at the end of the January quarter and that was up from $47.1 million at the end of Q2.

B. Kitt	Thank you. I had the wrong numbers there. The cash balance after the Avure last payment is what? End of quarter plus Avure?

D. Fletcher	Well, all I can say because we obviously have things moving here intra-quarter, the cash payment was approximately $8.3 million because it was the note plus accrued interest. So if you add that to the cash balance, but obviously you have operating results during the quarter.

S. Light	Cash at the end of the quarter was $27.

D. Fletcher	Cash at the end of the quarter was $27 excluding Avure.

B. Kitt	So $35 million plus or minus operating cash flow. Stephen, on December 20th you mentioned that there were, in addition to the three customers you have for the electronics Nanojet product, you mentioned that you were in talks with 10 additional customers at that time on December 20th. Has that number grown or shrunk since then?

S. Light	It’s grown.

B. Kitt	Is there a point in time when you expect to announce who the other two customers are that you mentioned on December 20th, referenced I should say.

S. Light	We of course, Barry, would like to bring out the names. We defer to the customers’ public relations or investor relations function and cannot announce without their approval. For competitive reasons many of our customers don’t want to let out or let on to the market that they’ve got these high performance machines.

We’re learning quite a lot about the electronics industry and quite frankly how, with its concentration in Taiwan, how closely knit and close coupled this is and while they talk a lot, they tend not to share their secrets.

B. Kitt	You mentioned to Michael a few minutes ago that your Nanojet capacity is 10 per month. I had remembered that it was six per month. Have you increased your manufacturing capacity?

S. Light	Well, we continue to improve our ability to assemble these and also working with suppliers. The more of them we build, the better at it we get, the smoother is the supply chain that feeds the machines.

B. Kitt	So is 10 about where you think you are then?

S. Light	10 is where we are currently.

B. Kitt	Is that pretty much maxed out for you or do you think you can improve on that?

S. Light	That’s a point in time number. I think our response would be that we aim very hard to satisfy customer requirements for delivery and we’ve been pretty flexible on that. We do what we need to do to satisfy customers.

B. Kitt	Okay. At the Roth Conference when you mentioned you were sold out for the next six months, just from a measuring point, was that February 1st going forward for six months or was that some other date starting and going six months forward?

S. Light	Well, to put a look at that, a little finer look, that’s at a production rate that we’re comfortable with today. That’s not at maximum production rate. We don’t like to run the factory flat out; we want to have some readiness to serve, to support customers who come in and have a critical requirement of which we see on a fairly regular basis.

We’re very comfortable without and the reason I’m dancing on this one a little bit is that we don’t want to get too far ahead of ourselves here and let others who might be interested in this market understand how good it is.

B. Kitt	Okay, so when you were at six per month you were running flat out but if you’re now at 10 per month, you have a little spare capacity maybe to be able to satisfy some customers who want maybe an initial unit to start with or something?

S. Light	That would be a good way to look at it.

B. Kitt	Great job, guys. I look forward to the future. Thanks.

S. Light	Thank you.

Operator	Thank you. Our next question comes from Jon Gruber with Gruber & McBaine Capital Management. Please go ahead.

J. Gruber	Hi, Steve. How are you?

S. Light	Good morning, Jon.

J. Gruber	My question deals with the staff here ...

S. Light	I’m sorry, it deals with what?

J. Gruber	The quarter you just announced. Although it doesn’t matter much if you’re going to really do double digits this quarter in margins but I’m trying to get behind why we missed the 7 cent estimate proforma and did 1 cent. And that’s a huge miss, probably $2.7 million so the Sarbanes-Oxley accounting doesn’t add up there. Why was gross margin sequentially down 1.1% and why were the other expenses up so much so that we had such a big miss in Q3?

S. Light	Well, first let me tell you we do not provide guidance. The numbers that are out on the Street are not ours.

J. Gruber	Yes, Steve. We’ve heard that before. That’s irrelevant. Other people had 7 cent estimates. The fact that you don’t supply guidance is ... you know, that’s nice but it doesn’t hold water.

S. Light	So, sequentially we do not compare ourselves quarter to prior quarter. When we look at the POC impact of the large aerospace programs which are not uniform as are the small sales and you see pieces moving around, the shipment of a machine from our Jeffersonville facility to the Japanese customer will have a large impact on when margin or how margin is recognized. That’s one piece that’s changed in margin.

The second is factory overhead absorption. We worked 10% fewer days in Q3 than we did in the prior quarter, Q2, so that affects the margin flow. The biggest thing that we’re focused on and I think you’re right is the operating expenses below marketing and R&E. The marketing expenses are in line with the increase in revenue and our initiatives to get more people to understand what waterjet’s about, marketing expenses went up 13% on significantly higher increases on revenue. The engineering expense increase is directly related to things like the 87,000 psi pump that I mentioned, the Stonecrafter, the Nanojet, the new surface preparation system that we are now building in Asia and also one that we’ve developed here and are getting strong market acceptance on.

The expenses that are more difficult to get your hands around and those that we’re spending a great deal of time managing relate to the consulting work being done on Sarbanes, which is a third party. We’ve announced previously that we use a firm named Protiviti. We are in the final throes of getting through second round testing in the company, a very expensive process. In fact yesterday we had a review where we looked at 1,242 control points identified in the company that we’re making sure have good controls so that our numbers are reliable. So we have expenses there that are higher than what we anticipated, certainly many times higher than they were in the prior year. Our audit expenses, as I indicated in my remarks, about $850,000 in the quarter. Significantly greater than what we had in prior year. And of course, flushing through the KERP at $1.5 million has really driven those G&A costs up.

J. Gruber	That’s so, but despite that, all these extra expenses on this consulting, the gross margins this quarter will be double digits? Excuse me, the operating margin will be double digits, including all these expenses, correct?

S. Light	We have not wavered on that effort.

J. Gruber	Ok, thank you.

S. Light	Thank you.

Operator	Thank you. Our next question comes from Jeff Feinberg with JLF Asset Management. Please go ahead.

J. Feinberg	Thank you very much. Two quick housekeeping questions and then one reconciliation. First of all, I thought in the prepared comments that you had said that the KERP cost, the Key Employee Retention Costs, were $2.1 million in total this quarter versus $164,000 last year. Is that correct?

D. Fletcher	No, Jeff. What I said is that if you include all compensation, executive compensation plans, the costs for the quarter were $2.1 million versus $164,000 in the prior year quarter. Of that increase ...

J. Feinberg	I understand, the KERP was $1.5 million as disclosed.

D. Fletcher	Right. Of that increase, the KERP was $1.5 million of that increase.

J. Feinberg	What was the other $600,000 of executive comp?

D. Fletcher	That is normal accruals for performance based awards.

J. Feinberg	Great. In terms of the backlog, has the backlog continued to increase since the end of the quarter?

S. Light	Jeff, we won’t give mid-quarter guidance on that.

J. Feinberg	Okay. No problem. Can you comment qualitatively on order rates?

S. Light	Well, Q4 is typically the largest quarter. It has been historically for many years. We see no let up in that trend.

J. Feinberg	I guess I was alluding to, it sounded like the way we should interpret the timing of the machine show that it did not benefit Q3 this year as it had last year and that it should instead benefit Q4?

S. Light	No. The show actually occurs in Q2 of ‘07.

J. Feinberg	I see.

S. Light	It’s Q4 straight up against prior year Q4.

J. Feinberg	Got it. So the machine show will benefit more next year?

S. Light	Yes.

J. Feinberg	Thank you for helping us there. The last thing and probably the most important since about four questioners have gotten bits and pieces of it, just to make sure that I understand for my own analysis sort of what I’ll call a reconciliation of all these nonrecurring costs, if you will.

Your reported operating income was $1.4 million on your income statement. Your KERP was $1.5 million, if you add the two it’s $2.9 million. Your fair value adjustment was another $2.1 million so that gets you $5 million. Then we make our own estimate of whatever that wants to be for these above normal auditing, legal, Sarbanes-Oxley and audit. I know you mentioned one was $850,000 and they were up a couple million dollars. And I think last quarter you also referenced these costs were above trend on a normalized basis so just my estimate, let’s assume that’s another million bucks. If one does that math, I want to make sure that I’m not double counting, you get $6 million and then all you would need to subtract are your taxes of $400,000 and the other expense of $800,000. Under all the pieces that you’ve provided here, you would have made $4.8 million bucks which is actually 14 cents a share. I just want to understand if I understand the different components.

S. Light	Jeff, we can’t do that math. You’ve taken numbers out of the P&L and constructed them in a manner which is certainly non-GAAP and we can’t give you any comment back and forth. The only number that I heard you fabricate or create was the million dollar run rate and we can’t help you with that.

J. Feinberg	Just to be clear, KERP ...

S. Light	The logic of what you have gone through though would seem reasonable to me but I’m not an accountant.

J. Feinberg	Just to be clear though, the $1.5 million in KERP and the $2.1 million in stock price appreciation are both nonrecurring when we look next year, for example.

D. Fletcher	Right. The KERP plan will have a little less than $300,000 impact in the fourth quarter and then it’s nonrecurring.

J. Feinberg	So you’ve got a small tail there. That’s $3.6 million and we know some of your Sarb-Ox is going down, as you said. We know you’re only going to have one accountant going forward so we can debate whether it’s half a million or 2 million or whatever. That math basically gets you to a number twice consensus. I’m not asking you to validate my number but I think you talked about all the pieces on the call. Am I missing anything?

D. Fletcher	All but your million dollars.

J. Feinberg	Last reconciliation for me. If you take your core of $1.4 million, KERP of $1.5 million and a $2.1 all in the proceeds, that’s $5 million. Subtract $800,000 of other expense and $400,000 of tax, you get $3.8 million which is still 11 cents a share. That assumes that your legal and audit and all these costs stay at this level in perpetuity. Do I understand that correctly from this call?

S. Light	Again, you’ve taken some numbers that we’ve provided and you’ve constructed them in a way that is non-GAAP so we can’t give you confirmation or not. But all those numbers are in the press release tables and the verbiage or the explanations we provided this morning.

J. Feinberg	Okay. I appreciate it. Thank you.

D. Fletcher	Thank you, Jeff.

Operations	Thank you. Our next question comes from Bob Stafford with Pacific Asset & Partners. Please go ahead.

B. Stafford	Good morning. I think my questions have been asked and answered except for when was the S-1 effective?

S. Light	Bob, good morning. The PIPE shares went effective February 22nd.

B. Stafford	Thanks a lot, that’s all.

S. Light	Thank you.

Operator	Thank you. Our next question comes from Van Brady with Presidio Management. Please go ahead.

V. Brady	I’m pinch hitting for Bill Brady so this may be obvious and pardon me if it’s a redundant question. In looking at the other revenue streams, you mentioned that the robotics was about a $2 million business had been folded in there and it wasn’t included this quarter. So if you want to do apples and apples should we take $2 million away from the $6.315 and compare that to $5.261 or have I got that right?

S. Light	Doug, do you want to?

D. Fletcher	Yes. In terms of the segment breakdown which is a schedule that was included in the press release, the what we call Other segment had $5.261 million of revenue in the current quarter, down 17% from the prior year so that is included in our total revenue numbers that we’ve been talking about today.

V. Brady	Yeah but the robotics business that you discontinued is not in ...

D. Fletcher	Well, what Stephen said was we shut the Wixom facility down earlier this year and consolidated that operation into our Canadian facility. We have gotten out of the business of doing automation type programs.

V. Brady	I understand that.

D. Fletcher	So we have, yes, we have pulled out of that business.

V. Brady	The 2005 number of $6.315 million was about a $2 million chunk of that robotics business, about $2 million, and was that included in that line item?

S. Light	Dan, we don’t provide that breakdown inside. We report that as the Other segment or Applications Group.

V. Brady	It was in that?

S. Light	Yes, it was.

V. Brady	It was in that category in ‘05 and it’s not in there in ‘06. Is that accurate?

D. Fletcher	Because it no longer operates. It generated no revenue whatsoever in ‘06.

V. Brady	I understand that. So whatever it was, there is a delta that was caused by now discontinued business that was included in the prior year’s line item, is that correct?

D. Fletcher	Yes, that’s correct.

Operator	Our next question comes from Stephen Wang with Pilot. Please go ahead.

S. Wang	Hi. I don’t know if I missed this but could you give me the breakdown of gross profit for each line of business, each country, each region?

S. Light	That will be included in the Q that will be filed ...

S. Wang	Yeah, I know that. Could you give me … Let me ask you this. How about Other business, the automation robotic business, do they make money on the gross profit basis in the quarter?

D. Fletcher	On a gross profit basis, yes.

S. Wang	Oh they do?

D. Fletcher	Yes.

S. Wang	Thank you.

Operator	Thank you. Our next question comes from John Reilly with ACK Asset Partners. Please go ahead.

J. Reilly	Good afternoon.

Management	Good afternoon, John.

J. Reilly	Did you ship any Nano waterjets in the quarter?

S. Light	Yes.

J. Reilly	How many or did you disclose how many?

S. Light	No, we did not.

J. Reilly	Was it anywhere near the 10 per month capacity that you’ve been saying?

S. Light	We won’t comment.

J. Reilly	Okay. And then do you break down your backlog by market related to aerospace and Nano?

S. Light	No. We of course track it, but we don’t report it. I indicated that in my remarks. We’re at $52.6 million and for competitive reasons we do not provide any breakdown of that.

J. Reilly	That sounds great. Thank you very much.

S. Light	Thank you.

Operator	Thank you. Gentlemen, at this time I show that we have reached our time limit. I’d like to turn the conference back over to you for any concluding comments.

S. Light	Ladies and gentlemen, thank you for your questions and your interest and we look forward to speaking to you in July when we release our year end numbers. Thanks very much. Bye-bye.

Operator	Thank you. Ladies and gentlemen, this concludes the Flow International Corporation Third Quarter 2006 conference call. Thank you for participating in today’s conference and at this time you may now disconnect.